Tidal Trust IV 485BPOS

Exhibit 99.(p)(xiv)

APPENDIX 1 — CODE OF ETHICS

A. Scope, Standards of Conduct and Definitions

This Code of Ethics (the “Code”) is adopted pursuant to Section 204A and Rule 204A-1 under the Investment Advisers Act and applicable requirements of Rule 17j-1 under the Investment Company Act. It applies to the Firm’s Supervised Persons. Holdings and transaction reporting and investment preapproval obligations apply to Access Persons and Investment Personnel as required by the applicable rules. Greg Levinson, Anthony Fusco, and Pam Levinson are designated Access Persons. The CCO shall assess additional personnel according to their functions and access to information.

A “Supervised Person” includes an officer, partner, director or person occupying a similar status, employee, or other person providing investment advice on SCM’s behalf who is subject to the Firm’s supervision and control. An “Access Person” includes personnel with access to relevant nonpublic client transaction, investment recommendation, or Reportable Fund holdings information, together with persons presumed to be Access Persons under the applicable rules. “Investment Personnel” has the meaning specified in Rule 17j-1. The CCO shall identify reporting persons and reviewers, advise them of their responsibilities, and maintain required historical records.

Supervised Persons shall comply with applicable federal securities laws, act with integrity and in the Fund’s best interests, and refrain from fraud, misleading conduct, market manipulation, front-running, misuse of confidential information, diversion of Fund investment opportunities, and improper personal advantage. Personal investment activity shall not disadvantage the Fund or interfere with the Firm’s fiduciary obligations. Investment opportunities outside the Fund’s mandate need not be offered to the Fund solely because they are available to a Supervised Person.

Beneficial Ownership and Reportable Investments

Beneficial ownership follows the applicable Rule 16a-1(a)(2) pecuniary-interest standard. Securities held by immediate family sharing a household are generally presumed beneficially owned, subject to the actual facts. Interests through partnerships, LLCs, trusts, or clubs require assessment; owning an entity interest does not automatically mean ownership of all underlying securities. The CCO resolves uncertain attribution using the applicable rules.

“Reportable Securities” means securities subject to reporting under Rule 204A-1 or “Covered Securities” subject to reporting under Rule 17j-1, as applicable. Direct obligations of the United States and qualifying money-market instruments are generally excluded. Rule 204A-1 excludes shares of open-end funds other than Reportable Funds; Reportable Funds include the Fund sub-advised by SCM and relevant affiliated funds. Rule 17j-1 excludes open-end fund shares but contains different exclusions for other instruments. The CCO shall apply the requirements of each applicable rule when determining reportability.

Reportability shall be determined from an investment’s legal structure and applicable rule definitions, rather than its ETF or account label. For example, an interest in a unit investment trust excluded under Rule 204A-1 may remain reportable under Rule 17j-1. Retirement and Section 529 account designations do not exempt otherwise required account information or reportable investments. Digital-asset instruments and arrangements shall be assessed under applicable securities law according to their actual characteristics.

B. Material Nonpublic Information

MNPI is information not broadly available to investors that a reasonable investor would consider important or that materially alters the information available for an investment decision. It may concern issuers, securities, Fund holdings, model outputs, or pending decisions. No person may trade or tip in violation of securities law or use confidential Fund information for personal benefit. Authorized need-to-know sharing must preserve confidentiality and applicable trading restrictions.

Anyone who reasonably suspects possession of MNPI promptly notifies the CCO, stops affected personal and Fund transactions/recommendations pending review, and limits disclosure to authorized recipients. The CCO evaluates the issue, documents material restrictions, and communicates lawful next steps. A restricted list or equivalent targeted notice may be used; access is limited to those needing it. No CCO approval can authorize unlawful trading on MNPI.

The CCO or an independent designated reviewer shall compare reported personal trading with relevant Fund activity and identified information risks and investigate material exceptions. Communications review and trading restrictions shall be proportionate to those risks. A restricted list, targeted notice, or other control may be imposed where necessary to address actual information risks or binding Fund requirements.

C. Investment Preapproval and Trading Restrictions

Access persons must obtain advance approval before directly or indirectly acquiring beneficial ownership in an IPO or Limited Offering under Rule 204A-1; applicable investment personnel are also covered by Rule 17j-1. An IPO and Limited Offering have the definitions in the respective rules, including qualifying offerings under Securities Act sections 4(a)(2)/4(a)(5) or Rules 504/506 for Limited Offerings. A private investment is not assumed exempt merely because it involves real estate or a partnership.

Before acquiring an investment requiring approval, an Access Person shall submit the issuer and investment details, beneficial account or interest, proposed amount and timing, offering classification, relationship to Fund opportunities, and potential conflicts to the CCO. The approver shall record the decision, reasons, scope, duration, and any conditions. Material changes or receipt of material nonpublic information require renewed review. Mr. Fusco shall review the CCO’s requests; another qualified, disinterested reviewer shall be designated if Mr. Fusco has a relevant conflict. Self-approval is prohibited.

Routine public-market transactions do not require general preclearance under this Code. Options, short sales, and investment-club participation are subject to the same fiduciary, reporting, and insider-trading standards as other personal investments. Pending Fund activity, material nonpublic information, conflicts, specific restrictions, or binding Trust requirements may prohibit or require advance approval of a particular transaction. Indirect beneficial interests through clubs or managed accounts shall be assessed for reporting purposes.

Persons check applicable restrictions before trading and promptly report material violations. Restricted-security transactions may proceed only after a lawful, documented determination that the restriction does not apply. Exceptions cannot waive reporting, preapproval, MNPI prohibitions, or binding Fund restrictions.

D. Holdings and Transaction Reporting

Report	Content and timing
Initial holdings and accounts	Due within 10 days after becoming an access person; data current within 45 days before that date. Include security title/type; ticker/CUSIP where applicable; shares and principal amount; each broker/dealer/bank holding securities for the person’s direct or indirect benefit; and submission date.
Annual holdings and accounts	At least once in each 12-month period (October); information current within 45 days before submission. Same required holdings/institution information and submission date. Complete statements may be incorporated with missing information supplemented.
Quarterly transactions	Due within 30 days after calendar-quarter end. Include transaction date; title/ticker or CUSIP where applicable; interest rate/maturity where relevant; shares/principal amount; nature of transaction; price; executing institution; and submission date.
Quarterly new accounts	For Rule 17j-1 reporting, include an account established during the quarter holding securities for direct/indirect benefit, institution name, date established, and report submission date, subject to applicable exceptions.

Permitted Statements, Exceptions and Supplements

Complete broker confirmations or account statements received within 30 days after quarter-end may satisfy transaction-reporting requirements where permitted by the applicable rule. Duplicate confirmations and statements are not required for the same information. Access Persons shall supplement missing information, including private or off-statement transactions, required security details, and new-account information. A separate report of no transactions is not required where there are no reportable transactions or new-account items.

Initial and annual holdings submissions remain required; a statement is adequate only if the dated submission and any supplement contain the required information. Account-institution reporting can apply to institutions holding securities even where particular holdings are nonreportable. Personnel remain responsible for completeness and timely submission; CCO assistance does not transfer that responsibility.

Reporting exceptions for accounts over which an Access Person has no direct or indirect influence or control shall be applied subject to the conditions of the applicable rule. The use of a third-party discretionary manager does not, by itself, establish the exception. The Access Person shall provide facts sufficient to support the determination and promptly disclose material changes. Independent verification shall be obtained when warranted. Automatic investment plan transactions may be excluded from transaction reporting where permitted, but reportable holdings remain subject to holdings reporting.

Review and Confidentiality

The CCO or a qualified designated reviewer shall review required reports for completeness, conflicts, and prohibited conduct, document the review and material follow-up, and pursue missing reports. Mr. Fusco or another disinterested designated reviewer shall review the CCO’s reports. Personal records shall be maintained confidentially, subject to authorized review, lawful production, and necessary investigation. Submission of a report shall not be construed as an admission of beneficial ownership beyond the applicable legal standard.

E. Political Activity and Government Business

SCM and personnel may not use contributions, benefits, third parties, family members, affiliates, or PACs to obtain advisory business improperly or evade Rule 206(4)-5. The CCO determines Covered Associates using the actual rule definition, including relevant executives, soliciting employees/supervisors, and controlled PACs. Prior contributions and lookback periods are assessed before covered roles or relevant government business begins.

For registered funds, covered-pool analysis includes whether the ETF is offered as an investment option in a government plan/program specified by the rule. Ordinary government-entity investment in ETF shares alone is not treated as equivalent to every covered-plan arrangement. Direct government advisory business is assessed separately. Relevant government exposure and solicitation plans are brought to the CCO before proceeding.

Covered Associates shall consult the CCO before making contributions or engaging in solicitation that could trigger restrictions in connection with current or proposed relevant business. The CCO shall assess compensation restrictions, de minimis and other exceptions, solicitation and bundling, qualified solicitor requirements, and required records. Unrelated personal contributions and uncompensated volunteer activity do not require general preapproval. Use of Firm funds or resources requires President authorization and compliance review of applicable restrictions. No contribution shall be deemed permissible solely by reference to its amount.

F. Gifts, Entertainment and Outside Activities

Bribes, kickbacks, benefits conditioned upon improper favorable treatment, and other forms of improper influence are prohibited. Gifts and entertainment shall be reasonable in context and consistent with fiduciary duties, applicable law, recipient restrictions, and binding distributor, Tidal, or Trust requirements. Supervised Persons shall disclose material conflicts and consult the CCO before providing or accepting benefits involving restricted recipients or circumstances that may create legal or advisory-business risk. Applicable recipient or contractual limits shall govern.

Outside activities involving investment advice, public-company or Fund-investment board service, material nonpublic information, material compensation or referral benefits, interference with Firm duties, or use of SCM’s name or resources shall be disclosed and any resulting conflict resolved before the activity begins. Material changes shall be reported promptly. Unrelated civic memberships, family employment, and personal activities need not be reported unless they present a relevant conflict or regulatory risk. Disclosure may be made by email or another retained written communication.

G. Reporting Violations and Remedial Action

Supervised Persons shall promptly report Code violations to the CCO. Concerns involving the CCO may be directed to Mr. Fusco or another appropriate independent person, with Code violations also communicated to the CCO as required. Reports may be oral, electronic, written, or anonymous. Nothing requires prior internal reporting or disclosure of protected regulator communications.

SCM prohibits retaliation for protected reporting or lawful cooperation. The CCO or an independent designated officer evaluates concerns, arranges investigation proportionate to the issue, preserves required records, and documents material findings and corrective action. Identity is shared only as appropriate to legal duties, a fair investigation, and legitimate need; absolute confidentiality or legal privilege is not promised.

Violations may lead to education, warning, restrictions, other appropriate discipline, termination, or regulatory referral. Sanctions reflect seriousness, recurrence, intent, and harm; no Code exception excuses unlawful conduct. Personnel disclose material relevant legal/disciplinary events and cooperate with required reporting. Agreements with current/former personnel must not impede protected communications or awards.

H. Fund Board Approval and Annual Reporting

SCM adopts procedures reasonably necessary to prevent Code violations. Before initial Fund retention, the Trust Board, including the required majority of independent trustees, approves SCM’s Code and receives the required certification. Material amendments are submitted for Board approval no later than six months after adoption, with required certification; earlier agreement or Trust requirements also apply.

At least annually, SCM furnishes the Board a written Code report describing issues since the last report, including material violations and sanctions, and certifying adoption of procedures reasonably necessary to prevent access-person violations. The CCO coordinates submission through Tidal and the Trust. This report is distinct from the annual program review and employee receipt acknowledgments, although supporting work may overlap.

I. Receipt, Amendments and Record Retention

Each supervised person receives the Code and every amendment and acknowledges receipt in writing or electronically. The CCO maintains current/historical Code copies, required acknowledgments, reporting-person/reviewer lists, reports and permitted substitutes, required preapproval decisions/reasons, violations/remedies, and annual Board reports under Rules 204-2 and 17j-1. Required Code records generally carry at least five-year periods with rule-specific fiscal-year and accessibility triggers; current and relevant former-person records must remain available as required. The CCO preserves required records beyond five years where another applicable rule or hold requires it.